Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-87998, Form S-8 No. 333-62596 and Form S-8 No. 333-112293 of Specialized Health Products International, Inc. of our report dated March 22, 2004, relating to the consolidated financial statements, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Salt Lake City, Utah
March 22, 2004